Exhibit 10.1

Execuion Version

SHARE PURCHASE AGREEMENT

BY AND BETWEEN

MARIPOSA HEALTH, INC.

AND

MARIPOSA HEALTH LIMITED

Dated as of June 19, 2015

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

		Page

8.6	No Third Party Beneficiaries.	35
8.7	Governing Law; Exclusive Jurisdiction.	35
8.8	Rules of Construction.	35
8.9	Waiver of Jury Trial.	35

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INDEX OF SCHEDULES

Schedule A	Stockholders of Mariposa Australia

Schedule 2.13	Liens

Schedule 5.2(l)	Foreign Qualifications

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EXECUTION VERSION

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made as of the 19th day of June, 2015, by and between MARIPOSA HEALTH, INC. (“Mariposa US”), a Delaware corporation, with its address at 6803, The Center, 99 Queens Road, Central, Hong Kong (“Seller”), and MARIPOSA HEALTH LIMITED, a company organized under the laws of Australia, with its address at Unit 6, 61 Avalon Parade, Avalon Beach NSW, 2107 Australia, and/or its assigns (collectively, “Mariposa Australia”).

RECITALS

A.           Expert Capital Investments Limited is the record owner and holder of 10,000,000 shares of common stock, par value $.0001 per share (“Common Stock”), or 100% of its issued and outstanding shares of its Common Stock as of the date of this Agreement, and its principal is the President and Chairman of the Board of Mariposa US.

B.           Mariposa US desires to purchase all the issued and outstanding ordinary shares of Mariposa Australia on a fully diluted basis to include 7,561,211 issued and outstanding ordinary shares of Mariposa Australia and warrants held by certain lenders of Mariposa Australia to acquire 438,789 ordinary shares through the exchange of 80% of the issued and outstanding shares of Mariposa US so that Mariposa Australia becomes a majority owned subsidiary of Mariposa US and the shareholders of Mariposa Australia become shareholders of Mariposa US upon the terms and conditions hereinafter set forth.

C.           Mariposa Australia and Mariposa US each desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

Article I

THE SHARE EXCHANGE

1.1 The Share Exchange. Subject to the terms and conditions of this Agreement, Mariposa US agrees to exchange at the Closing 7,561,211 of its shares of common stock to acquire all issued and outstanding ordinary shares of Mariposa Australia and to reserve up to 438,789 additional shares of its common stock should holders of warrants issued by Mariposa Australia exercise their rights to acquire up to 438,789 shares of Mariposa US shares of common stock. Each shareholder of Mariposa Australia shall receive a pro rata portion of the shares of Mariposa US based upon the product of (i) the proportion of Shares held by the shareholder in Mariposa Australia immediately prior to the Closing multiplied by (ii) the product of 0.8 times the total outstanding shares of Mariposa US immediately prior to the Closing. By way of example and not limitation, if a shareholder of Mariposa Australia prior to this Agreement owns 100,000 Shares which, for purposes of this example only, represents 0.625% of the total issued and outstanding ordinary shares of Mariposa Australia, that shareholder would receive 50,000 shares of Mariposa US (0.00625 x 8 million) assuming that Mariposa US has 2 million issued and outstanding shares and authorizes the issuance of an additional 8 million shares to exchange with the Mariposa Australia shareholders and to reserve the requisite number of shares for the warrant holders of Mariposa Australia. Following the Closing Mariposa Australia shall be a majority owned subsidiary of Mariposa US and Mariposa Australia shareholders and warrant holders will own 72.18% and 7.82%, respectively, or a total of 80% of the issued and outstanding shares of Mariposa US on a fully diluted basis.

1.2 Closing. The exchange of the Mariposa US shares shall take place on the date that Mariposa US provides to Mariposa Australia a copy of the Current Report on Form 8-K that Mariposa US intends to file with the United States Securities Exchange Commission (“SEC”) disclosing this Agreement. (the “Closing”), which will take place as promptly as practicable, and in any event no more than three (3) Business Days, after the conditions set forth in Article V hereof have been satisfied or waived, at the offices of Akerman LLP, 750 Ninth Street, N.W., Washington, D.C. 20001 unless another time or place is mutually agreed upon in writing by Mariposa US and Mariposa Australia. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” At Closing, Mariposa US shall deliver to Mariposa Australia certificates representing its shares transferred hereunder, duly endorsed for transfer to each of the shareholders of Mariposa Australia accompanied by appropriate stock powers.

1.3 Directors and Officers.

(a)          Directors of Surviving Entity. The directors of Mariposa US immediately after the Closing shall consist of the directors of Mariposa Australia, to hold the office of a director of Mariposa US in accordance with the provisions of Delaware Law until their successors are duly elected and qualified, or until their earlier resignation or removal.

(b)          Officers of Surviving Entity. Immediately after the Closing Date the officers of Mariposa Australia shall be the officers (President, Secretary and Treasurer) of Mariposa US, to hold office until their successors are duly elected and qualified, or until their earlier resignation or removal in accordance with the provisions of the Bylaws of Mariposa US.

1.4 Effect of the Acquisition on the Capital Stock and Shares of the Constituent Entities.

(a)          Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i)          “Acquisition” shall mean the acquisition of Mariposa Australia by Mariposa US through the share exchanges as set forth in this Agreement.

(ii)         “ASIC” shall mean the Australian Securities and Investments Commission.

(iii)        “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Mariposa US is closed for business or banking institutions located in Dover, Delaware. are authorized or obligated by law or executive order to close.

(iv)        “Company Shares” shall mean the common stock, no par value per share, of Mariposa Australia.

(v)         ’Consultant Proprietary Information Agreement” shall mean an agreement with a consultant of either party hereto that requires a consultant to observe confidentiality obligations with respect to proprietary information of either Mariposa US or Mariposa Australia.

(vi)        “Continuing Employee” shall mean each employee of Mariposa Australia who is an employee of Mariposa US or any of its Subsidiaries immediately following the Closing Date.

(vii)       “Court” shall mean any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof.

(viii)      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(ix)         “FASB” shall mean the Financial Accounting Standards Board.

(x)          “GAAP” shall mean United States generally accepted accounting principles consistently applied.

(xi)         “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(xii)        “Knowledge” or “Known” shall mean, with respect to Mariposa Australia, the actual knowledge of Dr. Phillip Comans.

(xiii)       “Law” shall mean any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Entity, each as amended and now in effect.

(xiv)      “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

(xv)      “Order” shall mean any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, approval, award, judgment, injunction, or other similar determination or finding issued, granted or made by any Governmental Entity or Court.

(xvi)       “Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

(xvii)      “Related Agreements” shall mean the agreements and certificates entered into by Mariposa US or Mariposa Australia in connection with the transactions contemplated herein.

(xviii)    “Requisite Stockholder Vote” shall mean the affirmative vote of the holders of at least 51% of the outstanding Interests.

(xix)       “SEC” shall mean the United States Securities and Exchange Commission.

(xx)        “Securities Act” shall mean the Securities Act of 1933, as amended.

(xxi)       “Shares” shall mean the ordinary shares of Mariposa Australia.

(xxii)      “Stockholder” shall mean any holder of any Shares of Mariposa Australia immediately prior to the Closing Date and as listed on Schedule A to this Agreement.

(xxiii)     “Subsidiary” shall have the meaning set forth in Section 2.3(b) of this Agreement.

(xxiv)    “Warrants” shall mean the securities issued by the following lender of Mariposa Australia with the right to acquire the following number of shares of common stock of Mariposa US: Soho Floridis International Pty Ltd (438,789 shares of Mariposa US common stock).

(b)          Effect on Capital Stock. At the Closing Date, by virtue of the Acquisition and without any action on the part of Mariposa Australia or the holders of its Shares, each of the Shares outstanding immediately prior to the Closing Date, upon the terms and subject to the conditions set forth in this Section 1.4 and throughout this Agreement, will be cancelled and extinguished and will be converted automatically into the right to receive upon surrender of the share certificate in the manner provided in Section 1.56 hereof, the following:

(i)          the outstanding Company Shares will be converted automatically into the right to receive that number of share of Mariposa US Common Stock as determined by Section 1.1; and

(ii)         for purposes of calculating the number of shares of Mariposa US Common Stock issuable to each Stockholder pursuant to this Section 1.4(b), all Company Shares held by each Stockholder shall be aggregated on a certificate-by-certificate basis. The aggregate number of shares of Mariposa US Common Stock issuable to each Stockholder for each share certificate shall be rounded down to the nearest whole number of shares of Mariposa US Common Stock, provided, however, that the maximum number of shares of Mariposa US Common Stock shall be issuable to Stockholders.

(c)          Necessary Actions. Prior to the Closing Date, and subject to the review and approval of Mariposa US, Mariposa Australia shall take all actions necessary to effect the transactions anticipated by this Section 1.4 under all agreements related to Company Shares and any other plan or arrangement of Mariposa Australia (whether written or oral, formal or informal), including delivering all required notices or obtaining any required consents.

(d)          Cancellation of Company Owned Shares. Each Share held by Mariposa Australia or any direct or indirect Subsidiary of Mariposa Australia immediately prior to the Closing Date shall be cancelled and extinguished as of the Closing Date.

(e)          Adjustments to Mariposa US Common Stock. If, after the date of this Agreement and prior to the Closing Date, the outstanding shares of Mariposa US Common Stock shall have been changed into or exchanged for a different number of shares or kind of shares and/or other securities of Mariposa US or another corporation or entity by reason of any reclassification, split-up, stock dividend or stock combination or any arrangement, amalgamation or similar statutory procedure (an “Adjustment Event”), then the number of shares of Mariposa US Common Stock to be delivered as consideration hereunder shall be appropriately adjusted so that each holder of Company Shares shall be entitled to receive at the Closing Date, in lieu of the number of shares of Mariposa US Common Stock provided for in this Section 1.4, such number and kind of shares and/or other securities as such holder would have received if the record date and payment date for such Adjustment Event had been immediately after the Closing Date.

(f)          Withholding Taxes. Mariposa US shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign tax law or under any applicable legal requirement. The number of shares of Common Stock to be used to satisfy the amount required to be so deducted or withheld, if any, shall be determined by dividing such amount by fair market value of Mariposa US Common Stock at the Closing Date, rounded to the nearest whole share (with 0.5 of a share rounded up). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.5 Surrender of Certificates.

(a)          Exchange Agent. Mariposa US shall serve as the Exchange Agent for the Acquisition.

(b)          Exchange Procedures. As soon as practicable, but in no event more than three (3) Business Days, following the Closing Date, Mariposa US shall mail a letter of transmittal in Mariposa US’s standard form to each Stockholder at the address set forth opposite each such Stockholder’s name on Schedule A to this Agreement. After receipt of such letter of transmittal and any other documents that Mariposa US may require in order to effect the exchange (the “Exchange Documents”), the Stockholders will surrender the certificates representing their Company Shares (collectively, the “Company Certificates”) to the Exchange Agent for cancellation together with duly completed and validly executed Exchange Documents or, in the event that there are no such certificates that have been issued, then based on the shareholder letter executed by all shareholders of Mariposa Australia as confirmed by a certificate of the President and Secretary of Mariposa Australia, such documents to be included as Exchange Documents. Upon surrender of a Company Certificate for cancellation to Mariposa US, or such agent or agents as may be appointed by Mariposa US, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, the holder of such Company Certificate shall be entitled to receive from the Exchange Agent in exchange therefor, a certificate representing the number of whole shares of Mariposa US Common Stock to which such holder is entitled pursuant to the provisions hereof, and Mariposa Australia Certificates if they exist so surrendered shall be cancelled. Until so surrendered, each Company Certificate outstanding after the Closing Date will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the number of full shares of Mariposa US Common Stock into which such Company Shares shall have been so converted.

(c)          Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Closing Date with respect to Mariposa US Common Stock with a record date after the Closing Date will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Mariposa US Common Stock represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to applicable law, following surrender of any such Company Certificate, there shall be paid to the record holder of the certificates representing whole shares of Mariposa US Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Closing Date theretofore paid with respect to such whole shares of Mariposa US Common Stock.

(d)          Transfers of Ownership. If any certificate for shares of Mariposa US Common Stock is to be issued in a name other than that in which Mariposa Australia Certificate surrendered in exchange therefor is registered it will be a condition of the issuance or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Mariposa US or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Mariposa US Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Mariposa US or any agent designated by it that such tax has been paid or is not payable.

(e)          No Liability. Notwithstanding anything to the contrary in this Section 1.5, neither Mariposa US nor any party hereto shall be liable to a holder of Company Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.6 No Further Ownership Rights in Company Shares. The shares of Mariposa US Common Stock issued in respect of the surrender for exchange of Company Shares in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such Company Shares, and there shall be no further registration of transfers on the records of the Surviving Entity of Company Shares which were outstanding immediately prior to the Closing Date. If, after the Closing Date, Company Certificates are presented to Mariposa US for any reason, they shall be cancelled and exchanged as provided in this Article I.

1.7 Lost, Stolen or Destroyed Certificates. In the event any Company Certificates shall have been lost, stolen or destroyed, Mariposa US shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.4 hereof; provided, however, that Mariposa US may, in its discretion and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such amount as it may direct or (ii) provide an indemnification agreement in form and substance acceptable to Mariposa US, against any claim that may be made against Mariposa US with respect to the certificates alleged to have been lost, stolen or destroyed.

1.8 Taking of Necessary Action; Further Action. If at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement the officers of Mariposa Australia and Mariposa US are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

Article II

REPRESENTATIONS AND WARRANTIES OF MARIPOSA AUSTRALIA

Subject to such exceptions as are specifically disclosed in the disclosure schedule dated as of the date hereof (each of which disclosures, in order to be effective, shall clearly reference the appropriate section of this Article II to which it relates and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made in this Article II; provided, however, that any information disclosed under any section of the disclosure schedule shall be deemed disclosed and incorporated into any other section of the disclosure schedule where it should be reasonably apparent to Mariposa US to assume that such disclosure, without reference to extrinsic documentation, is relevant to such other section) delivered by Mariposa Australia to Mariposa US concurrently with the execution of this Agreement (the “Disclosure Schedule”) Mariposa Australia hereby represents and warrants to Mariposa US on the date hereof and as of the Closing Date, as follows:

2.1 Organization of Mariposa Australia.

(a)          Mariposa Australia is an unlisted public company duly organized, validly existing and in good standing under the laws of Australia. Mariposa Australia has the power to own its properties and to carry on its business as currently conducted. Mariposa Australia is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary, except where the failure to so qualify would not be material to Mariposa Australia and its Subsidiaries, taken as a whole. Mariposa Australia has delivered a true and correct copy of its Certificate of Registration, as amended to date (the “Certificate of Registration”) and Bylaws, in full force and effect on the date hereof (the “Charter Documents”), to Mariposa US. The Board of Directors of Mariposa Australia has not approved or proposed any amendment to any of the Charter Documents.

(b)          Section 2.1(b) of the Disclosure Schedule lists the directors and officers of Mariposa Australia as of the date hereof, separately noting which of such directors and officers has any rights to indemnification from Mariposa Australia and the scope and duration of such rights.

(c)          Section 2.1(c) of the Disclosure Schedule lists every state or foreign jurisdiction in which Mariposa Australia has Employees, facilities or assets.

2.2 Company Capital Structure.

(a)          Mariposa Australia Shares and Warrants are held by the Persons and in the amounts set forth in Schedule A. All Company Shares are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which Mariposa Australia is a party or by which it is bound. All Company Shares have been issued or repurchased (in the case of shares that were outstanding and repurchased by Mariposa Australia or any Stockholder of Mariposa Australia) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by Mariposa Australia or any Stockholder of Mariposa Australia) in accordance with any right of first refusal or similar right or limitation, including those in the Charter Documents. There are no declared or accrued but unpaid dividends with respect to any Shares. No Shares are unvested. For purposes of this Agreement, Shares shall be deemed “unvested” if such Shares are not vested or are subject to a risk of forfeiture or other condition under any applicable stock restriction agreement or other agreement with Mariposa Australia. Mariposa Australia has no other capital security authorized, issued or outstanding.

(b)          Except for the Warrants, there are no options, warrants, calls, rights, convertible instruments, commitments or agreements of any character, written or oral, to which Mariposa Australia or any of its Subsidiaries is a party or by which Mariposa Australia is bound obligating Mariposa Australia to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Shares or obligating Mariposa Australia to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized limited liability company interest appreciation, phantom interest, profit participation, or other similar rights with respect to the equity of Mariposa Australia or any of its Subsidiaries (whether payable in equity, cash or otherwise). Except as contemplated hereby, there are no voting trusts, proxies, or other agreements or understandings with respect to the Shares of Mariposa Australia or any of its Subsidiaries. There are no agreements to which Mariposa Australia or any of its Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Shares. As a result of the Acquisition, Mariposa US will be the sole record and beneficial holder of all issued and outstanding Shares and all rights to acquire or receive any Shares, whether or not such Shares are outstanding.

(c)          There are no loans from Mariposa Australia to any Stockholder.

(d)          The allocation of the Acquisition Consideration set forth in Section 1.4(b) hereof is consistent with the Certificate of Registration of Mariposa Australia as amended as of immediately prior to the Closing Date.

(e)          The information contained in Schedule A will be complete and correct as of the Closing Date.

2.3 Subsidiaries . Mariposa Australia does not have any Subsidiaries other than Hunter Immunology Pty Limited.

2.4 Authority. Mariposa Australia has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Mariposa Australia of this Agreement and any Related Agreements to which Mariposa Australia is a party and the consummation by Mariposa Australia of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Mariposa Australia, including any shareholder approval, and no further action is required on the part of Mariposa Australia to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement and the transactions contemplated hereby by the Stockholders. This Agreement and the transactions contemplated hereby have been unanimously approved by the Board of Directors of Mariposa Australia. This Agreement and each of the Related Agreements to which Mariposa Australia is a party have been duly executed and delivered by Mariposa Australia and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Mariposa Australia enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity.

2.5 No Conflict. Except as set forth in Section 2.5 of the Disclosure Schedule, the execution and delivery by Mariposa Australia of this Agreement and any Related Agreement to which Mariposa Australia is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of first refusal, termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents or the organizational documents of any of its Subsidiaries, as amended, (ii) any material mortgage, indenture, lease (including, without limitation, all Lease Agreements), contract, covenant, plan, insurance policy or other agreement, instrument or commitment, permit, concession, franchise or license (each a “Contract” and collectively the “Contracts”) to which Mariposa Australia is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (iii) any material judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Mariposa Australia or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible), except with respect to clauses (ii) and (iii) for any such Conflicts that would not individually or in the aggregate prevent or materially delay consummation of the Acquisition or otherwise prevent or materially delay Mariposa Australia from performing its obligations under this Agreement. The terms and conditions of the Contracts do not require the payment of any additional amounts or consideration as a result of the consummation of the Acquisition, other than ongoing fees, royalties or payments which Mariposa Australia or any of its Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

2.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, tribunal, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission, or regional or international organization (each, a “Governmental Entity”) or any third party, including a party to any agreement with Mariposa Australia or any of its Subsidiaries (so as not to trigger any Conflict), is required by, or with respect to, Mariposa Australia or any of its Subsidiaries in connection with the execution and delivery by Mariposa Australia of this Agreement and any Related Agreement to which Mariposa Australia or any of its Subsidiaries is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii)  the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under U.S. or foreign laws or regulations applicable to mergers or acquisitions involving foreign parties, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (v) the adoption of this Agreement and approval of the transactions contemplated by this Agreement by the Stockholders.

2.7 Company Pro-Forma Financial Statements. Section 2.7 of the Disclosure Schedule sets forth Mariposa Australia’s pro-forma balance sheets ended March 31, 2015 (the “Financials”). Mariposa Australia has not had any disagreement (as such term is defined in Item 304 of Regulation S-K promulgated under the Securities Act) with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. The books and records of Mariposa Australia and each Subsidiary have been, and are being maintained in all material respects in accordance with applicable legal and accounting requirements and the Financials are consistent with such books and records. Neither Mariposa Australia nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among Mariposa Australia or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC). As of the Closing Date, Mariposa Australia’s Financials (x) will be true and correct in all material respects and will have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, and (y) will present fairly, in all material respects, Mariposa Australia’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein.

2.8 No Undisclosed Liabilities. Neither Mariposa Australia nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) in excess of $10,000 individually or $50,000 in the aggregate, except for those which (i) have been reflected in the Financials, (ii) have arisen in the ordinary course of business consistent with past practices since March 31, 2015, or (iii) are liabilities or obligations incurred in connection with the transactions contemplated hereby.

2.9 No Changes. From March 31, 2015 through the date hereof, (a) the business of Mariposa Australia and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice; and (b) there has not been any event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition or results of operations of Mariposa Australia.

2.10 Accounts Receivable.

(a)          Mariposa Australia has made available to Mariposa US a list of all accounts receivable of Mariposa Australia and its Subsidiaries as of March 31, 2015, together with an aging schedule indicating a range of days elapsed since invoice.

(b)          All of the accounts receivable of Mariposa Australia and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied to Mariposa Australia’s Knowledge, are not subject to any valid set-off or counterclaim, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. No person has any Lien on any accounts receivable of Mariposa Australia and its Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of Mariposa Australia and its Subsidiaries, other than in the ordinary course of business consistent with past practices.

2.11 Tax Matters.

(a)          Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.11(a) as a result of being a Stockholder of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.11(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

(b)          Tax Returns and Audits.

(i)          Except as set forth in Section 2.11(b)(i) of the Disclosure Schedules, Mariposa Australia and each of its Subsidiaries have (a) prepared and timely filed all required U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports, including attachments and amendments thereto (“Returns”) relating to any and all Taxes concerning or attributable to Mariposa Australia or any of its Subsidiaries or their respective operations and such Returns are true and correct and have been completed in accordance with applicable law and (b) timely paid all Taxes they are required to pay.

(ii)         Mariposa Australia and each of its Subsidiaries have paid or withheld with respect to their respective Employees and other third parties, all U.S. federal, state and non-U.S. income Taxes and social security charges and similar fees, Federal Insurance Contribution Act amounts, Federal Unemployment Tax Act amounts and all other Taxes required to be withheld or paid, and have timely paid any such Taxes withheld over to the appropriate authorities.

(iii)        Neither Mariposa Australia nor any of its Subsidiaries is delinquent in the payment of any Tax, or has been delinquent in the payment of any material Tax, nor is there any Tax deficiency outstanding, assessed or proposed against Mariposa Australia or any of its Subsidiaries, nor has Mariposa Australia or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)        No audit or other examination of any Return of Mariposa Australia or any of its Subsidiaries is presently in progress, nor has Mariposa Australia or any of its Subsidiaries been notified of any request for such an audit or other examination. No adjustment relating to any Return filed by Mariposa Australia or any of its Subsidiaries has been proposed by any Tax authority to Mariposa Australia or any of its Subsidiaries or any representative thereof. No claim has ever been made by an authority in a jurisdiction where Mariposa Australia or any of its Subsidiaries does not file Returns that Mariposa Australia or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(v)         Neither Mariposa Australia nor any of its Subsidiaries has any liabilities for unpaid Taxes which have not been accrued or reserved on the Financials, whether asserted or unasserted, contingent or otherwise, and neither Mariposa Australia nor any of its Subsidiaries has incurred any liability for Taxes since March 31, 2015 other than in the ordinary course of business. Mariposa Australia and each of its Subsidiaries have identified all uncertain tax positions contained in all Returns filed by Mariposa Australia or its Subsidiaries and, except as set forth in Section 2.11(b)(v) of the Disclosure Schedule, have established adequate reserves and made any appropriate disclosures in the Financials in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109.

(vi)        Mariposa Australia has made available to Mariposa US or its legal counsel, copies of all Returns for Mariposa Australia and its Subsidiaries filed for all periods since inception.

(vii)       There are (and immediately following the Closing Date there will be) no Liens on the assets of Mariposa Australia or any of its Subsidiaries relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. There is no basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of Mariposa Australia or any of its Subsidiaries.

(viii)      Neither Mariposa Australia nor any of its Subsidiaries has (a) ever been a Stockholder of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common corporation of which was Mariposa Australia), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does Mariposa Australia or any of its Subsidiaries owe any amount under any such agreement, (c) any liability for the Taxes of any Person, under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law, and including any arrangement for group or consortium relief or similar arrangements), as a transferee or successor, by contract or agreement, by operation of law or otherwise and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(ix)         Section 2.11(b)(ix) of the Disclosure Schedule sets forth the following information with respect to Mariposa Australia and each of its Subsidiaries: (1) the basis of Mariposa Australia and each of its Subsidiaries in its assets; (2) the amount of any net operating loss, net capital loss, unused investment, foreign, or other Tax credit and the amount of any limitation upon any of the foregoing; and (3) the amount of any deferred gain or loss allocable to Mariposa Australia and each of its Subsidiaries arising out of any deferred intercompany transaction as defined in Treas. Reg. § 1.1502-13 or any similar provision of applicable law.

(x)          Neither Mariposa Australia nor any of its Subsidiaries has been, at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(xi)         Neither Mariposa Australia nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xii)        Neither Mariposa Australia nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treas. Reg. §1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a Tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a “listed transaction,” as set forth in Treasury Regulation Section 1.6011-4(b)(2).

(xiii)       Neither Mariposa Australia nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment, place of business or source of income in that jurisdiction.

(xiv)      Neither Mariposa Australia nor any of its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income as a result of any (a) change in method of accounting under Section 481 of the Code prior to the Closing, (b) closing agreement under Section 7121 of the Code entered into prior to the Closing, (c) deferred intercompany gain or excess loss account as of the Closing under Treasury Regulations under Section 1502 of the Code (or in each of items (a), (b), or (c), under any similar provision of applicable law), (d) installment sale or open transaction disposition prior to the Closing or (e) receipt of a prepaid amount prior to Closing.

(xv)       Mariposa Australia and its Subsidiaries are in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(xvi)      To the extent required, Mariposa Australia and each of its Subsidiaries has properly reported and/or withheld and remitted on amounts deferred under any Company nonqualified deferred compensation plan subject to Section 409A of the Code, in good faith and pursuant to IRS Notices 2005-1, 2006-100 and 2007-89 for the years 2009 and 2010.

(c)          Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which Mariposa Australia or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of Mariposa Australia or any of its Subsidiaries, which, individually or collectively, would give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code or that would give rise to an Employee penalty and Company reporting obligations and related penalties, if any, under Section 409A of the Code.

2.12 Restrictions on Business Activities. Except as set forth in Section 2.12 of the Disclosure Schedule there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which Mariposa Australia or any of its Subsidiaries is a party or otherwise binding upon Mariposa Australia or any of its Subsidiaries which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of Mariposa Australia or any of its Subsidiaries, any acquisition of property (tangible or intangible) by Mariposa Australia or any of its Subsidiaries, the conduct of business by Mariposa Australia or any of its Subsidiaries, or otherwise limiting the freedom of Mariposa Australia or any of its Subsidiaries to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, neither Mariposa Australia nor any of its Subsidiaries has entered into any agreement under which Mariposa Australia or any of its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market.

2.13 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a)          Neither Mariposa Australia nor any of its Subsidiaries owns any real property, nor has Mariposa Australia or any of its Subsidiaries ever owned any real property. Section 2.13(a) of the Disclosure Schedule sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from Mariposa Australia or any of its Subsidiaries or otherwise used or occupied by Mariposa Australia or any of its Subsidiaries (the “Leased Real Property”), including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right, the square footage of the premises leased thereunder and the aggregate annual rental payable thereunder.

(b)          Mariposa Australia has provided Mariposa US true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof and all consents and waivers relating thereto (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which Company or any of its Subsidiaries is bound, other than those identified in Section 2.13(a) of the Disclosure Schedule. All such Lease Agreements are in full force and effect and valid and effective in accordance with their respective terms, and there is not, under any of such Lease Agreements, any existing default, no rentals past due, or event of default (or event which with notice or lapse of time, or both, could constitute a default). Neither Mariposa Australia nor any of its Subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. There are no other parties occupying, or with a right to occupy, the Leased Real Property, except as set forth in Section 2.13(a) of the Disclosure Schedule. Neither Mariposa Australia nor any of its Subsidiaries owe any brokerage commissions or finders fees with respect to any such Leased Real Property or would owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

(c)          The Leased Real Property is sufficient and otherwise suitable for the conduct of the business as presently conducted.

(d)          Mariposa Australia and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and material assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, and (iii) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby. Each Lease Agreement constitutes the entire agreement of the landlord and the tenant thereunder, and no term or condition thereof has been modified, amended or waived, except as described in Section 2.13(a) of the Disclosure Schedule and shown in the copies of the Lease Agreements that have previously been delivered by Mariposa Australia to Mariposa US. Mariposa Australia and its Subsidiaries have not transferred or assigned any interest in any such Lease Agreement, nor has Mariposa Australia or any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person.

(e)          Section 2.13(e) of the Disclosure Schedule lists, as of December 31, 2015, all material items of equipment (the “Equipment”) owned or leased by Mariposa Australia or any of its Subsidiaries, and such Equipment is (i) adequate for the conduct of the business of Mariposa Australia or any of its Subsidiaries as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

2.14         Intellectual Property.

Section 2.14 of Mariposa Australia Disclosure Letter is a true and complete list of (i) all Intellectual Property presently owned or held by Mariposa Australia and (ii) any license agreements under which Company has access to any confidential information used by Mariposa Australia in its business (such licenses and agreements, collectively, the “Intellectual Property Rights”) necessary for the conduct of Mariposa Australia’s business as conducted and as currently proposed to be conducted by Mariposa Australia. Mariposa Australia owns, or has the right to use, free and clear of all Security Interests, all of the Intellectual Property and the Intellectual Property Rights. There are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property and the Intellectual Property Rights, nor is Mariposa Australia bound by or a party to any options, licenses or agreements of any kind with respect to any of the Intellectual Property, the Intellectual Property Rights and the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses or agreements arising from the purchase of “off the shelf” or standard products. Mariposa Australia has not received any communications alleging that Mariposa Australia has violated or, by conducting its business as conducted and as currently proposed to be conducted by Mariposa Australia, violates any Third Party Intellectual Property Rights and to Mariposa Australia’s knowledge, the business as conducted and as currently proposed to be conducted by Mariposa Australia will not cause Mariposa Australia to infringe or violate any Third Party Intellectual Property Rights. There is no defect in the title to any of the Intellectual Property or, to the extent that Mariposa Australia has title to Intellectual Property Rights to any Intellectual Property Rights. To Mariposa Australia’s knowledge, no officer, employee or director is obligated under any contract (including any license, covenant or commitment of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict or interfere with the performance of such person’s duties as an officer, employee or director of Mariposa Australia, the use of such person’s best efforts to promote the interests of Mariposa Australia or Mariposa Australia’s business as conducted or as currently proposed to be conducted by Mariposa Australia. No prior employer of any current or former employee of Mariposa Australia has any right, title or interest in the Intellectual Property and to Mariposa Australia’s knowledge, no person or entity has any right, title or interest in any Intellectual Property. It is not and will not be with respect to the business as currently proposed to be conducted necessary for Mariposa Australia to use any inventions of any of its employees made prior to their employment by Mariposa Australia.

2.15 Agreements, Contracts and Commitments. Except as set forth in Section 2.15 of the Disclosure Schedule (specifying the appropriate paragraph):

(a)          Neither Company nor any of its Subsidiaries is a party to, or is it bound by:

(i)          any (1) employment, contractor or consulting agreement, (2) contract or commitment with an Employee or individual consultant, contractor, or salesperson, (3) any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any Employee, or (4) any contractor, consulting or sales agreement, contract, or commitment with a firm or other organization;

(ii)         any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)        any fidelity or surety bond or completion bond;

(iv)        any collective bargaining, union or works council agreements;

(v)         any lease of personal property having a value in excess of $50,000 individually or $100,000 in the aggregate;

(vi)        any agreement that provides for surety, guaranty or indemnification obligations;

(vii)       any agreement, Contract, lease or commitment relating to capital expenditures and involving future payments in excess of $10,000 individually or $20,000 in the aggregate;

(viii)      any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Mariposa Australia’s business;

(ix)         any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(x)          any purchase order or contract for the purchase of materials involving in excess of $10,000 individually or $20,000 in the aggregate;

(xi)         any construction contracts;

(xii)        any dealer, distribution, joint marketing, strategic alliance, affiliate or development agreement;

(xiii)       any agreement, contract or commitment to alter Mariposa Australia’s interest in any corporation, association, joint venture, partnership or business entity in which Mariposa Australia directly or indirectly holds any interest;

(xiv)      any agreement, contract or commitment pursuant to which Mariposa Australia or any of its Subsidiaries has undertaken to, or pursuant to which the receipt of revenue is contingent upon, the delivery of products or service offerings not in commercial existence as of the date hereof, and specifically not contingent upon the release of any new product or new version of an existing product;

(xv)       any other agreement, Contract, lease or commitment, including without limitation, any service, operating or management agreement or arrangement with respect to any of the Leased Real Property, that involves $10,000 individually or $20,000 in the aggregate or more and is not cancelable without penalty within 30 days; or

(b)          Except as set forth in Section 2.15(b) of the Disclosure Schedule, each Contract to which Mariposa Australia or any of its Subsidiaries is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of Mariposa Australia or any of its Subsidiaries enforceable against each of the parties thereto in accordance with its terms, and is in full force and effect with respect to Mariposa Australia or any of its Subsidiaries and, to the Knowledge of Mariposa Australia, any other party thereto, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and by general principles of equity. Mariposa Australia is in material compliance with, and has not materially breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any such Contract, nor to the Knowledge of Mariposa Australia is any party obligated to Mariposa Australia or any of its Subsidiaries pursuant to any such Contract subject to any breach, violation or default thereunder, nor does Mariposa Australia have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by Mariposa Australia or any of its Subsidiaries or any such other party. True and complete copies of each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 2.15 (each a “Material Contract” and collectively, the “Material Contracts”) have been delivered to Mariposa US.

(c)          Mariposa Australia and each of its Subsidiaries has fulfilled all material obligations required pursuant to each Contract to have been performed by Mariposa Australia or any of its Subsidiaries prior to the date hereof, and, without giving effect to the Acquisition, Mariposa Australia will fulfill, when due, all of its obligations under the Material Contracts that remain to be performed after the date hereof through the Closing Date.

(d)          All outstanding indebtedness of Mariposa Australia or any of its Subsidiaries may be prepaid without penalty.

2.16 Interested Party Transactions.  Except as set forth in Section 2.16(a) of the Disclosure Schedule, no officer, director or other Stockholder of Mariposa Australia or any of its Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that Mariposa Australia or any of its Subsidiaries furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to Mariposa Australia or any of its Subsidiaries, any goods or services, or (iii) a beneficial interest in any Contract to which Mariposa Australia or any of its Subsidiaries is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.16. Except for the agreements set forth in Section 2.16(b) of the Disclosure Schedule, there are no agreements, contracts, or commitments with regard to contribution or indemnification between or among any of the Stockholders.

2.17 Governmental Authorization. Each material consent, license, permit, grant or other authorization (i) pursuant to which Mariposa Australia or any of its Subsidiaries currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of Mariposa Australia’s business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to Mariposa Australia or any of its Subsidiaries, as the case may be. Mariposa Australia and each of its Subsidiaries is and has been at all times in compliance, in all material respects, with all Company Authorizations. Mariposa Australia Authorizations are in full force and effect and constitute all Company Authorizations required to permit Mariposa Australia and its Subsidiaries to operate or conduct its business or hold any interest in its properties or assets.

2.18 Litigation. There is no material action, suit, claim or proceeding of any nature pending, or to the Knowledge of Mariposa Australia, threatened, against Mariposa Australia or any of its Subsidiaries, their respective properties (tangible or intangible, including, without limitation, the Leased Real Property) or any of their respective officers or directors, nor to the Knowledge of Mariposa Australia is there any reasonable basis therefor. There is no material investigation or other proceeding pending or, to the Knowledge of Mariposa Australia, threatened, against Mariposa Australia or any of its Subsidiaries, any of their respective properties (tangible or intangible, including, without limitation, the Leased Real Property) or any of their respective officers or directors by or before any Governmental Entity, nor to the Knowledge of Mariposa Australia is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of Mariposa Australia or any of its Subsidiaries to conduct their respective operations as presently or previously conducted or as currently contemplated to be conducted. There is no material action, suit, claim or proceeding of any nature pending or, to the Knowledge of Mariposa Australia, threatened, against any Person who has a contractual right or a right pursuant to Australian Law to indemnification from Mariposa Australia related to facts and circumstances existing prior to the Closing Date, nor are there, to the Knowledge of Mariposa Australia, any facts or circumstances that would give rise to such an action, suit, claim or proceeding.

2.19 Minute Books.  The minutes of Mariposa Australia and each of its Subsidiaries delivered to Mariposa US contain complete and accurate records of all actions taken, and summaries of all meetings held, by the Stockholders, the Board of Directors of Mariposa Australia and its Subsidiaries (and any committees thereof) since formation. At the Closing, the minute books of Mariposa Australia and each of its Subsidiaries will be in the possession of Mariposa Australia.

2.20 Environmental Matters.  Neither Mariposa Australia nor any of its Subsidiaries (i) has received any notice or other communication of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) has disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, distributed, sold or otherwise placed on the market Hazardous Materials or any product containing Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws; (iii) has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of Mariposa Australia or any of its Subsidiaries; (iv) has Knowledge of any fact or circumstance that could involve Mariposa Australia or any of its Subsidiaries in any environmental litigation or impose upon Mariposa Australia or any of its Subsidiaries any environmental liability, (v) has been and is in compliance with all Environmental Laws, and (vi) has delivered to Mariposa US or made available for inspection by Mariposa US and its agents, representatives and employees all records in Mariposa Australia’s or any Subsidiary’s possession concerning the Hazardous Materials Activities of Mariposa Australia or any of its Subsidiaries and all environmental audits and environmental assessments of any facility owned, leased or used at any time by Mariposa Australia or any of its Subsidiaries. To the Knowledge of Mariposa Australia, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by Mariposa Australia or any of its Subsidiaries such as could give rise to any liability or corrective or remedial obligation of Mariposa Australia or any of its Subsidiaries under any Environmental Laws.

(b)          For the purposes of this Section 2.20, (i) “Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution, protection of the environment, worker health and safety and exposure of any individual to Hazardous Materials, including laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials and including any Hazardous Materials related electronic waste, product content or product take-back requirements, (ii) “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, emissions, discharges, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof, and (iii) “Hazardous Material Activity” shall mean the transportation, transfer, recycling, disposal, storage, use, labeling, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, without limitation, any payment of waste fees or charges (including so-called electronic waste fees) and compliance with any product take-back or product content requirements.

2.21  Brokers’ and Finders’ Fees; Third Party Expenses Except for the fees paid to Wellington Shields & Co. and Main Street Capital Pty Ltd neither Mariposa Australia nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Mariposa US or the Surviving Entity incur, directly or indirectly, any such liability based on arrangements made by or on behalf of Mariposa Australia or any of its Subsidiaries.

2.22  Employee Benefit Plans and Compensation.

(a)          Section 2.22(a) of Mariposa Australia Disclosure Letter contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by Mariposa Australia, or any ERISA Affiliate. Complete and accurate copies of (i) all such Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all such unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last three plan years (or such shorter period with respect to which Mariposa Australia or any ERISA Affiliate has an obligation file Form 5500) for each Employee Benefit Plan, have been delivered or made available to the Target. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of Mariposa Australia, and the ERISA Affiliates has met its obligations in all material respects with respect to such Employee Benefit Plan and has made all required contributions thereto within the time frames as prescribed by ERISA and the Code. Mariposa Australia and all Employee Benefit Plans are in material compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

(b)          To Mariposa Australia’s knowledge, there are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

(c)          All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the remedial amendment period for requesting such determination has not yet expired, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification.

(d)          Neither Mariposa Australia nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(e)          At no time has Mariposa Australia or any ERISA Affiliate been obligated to contribute to any “multi-employer plan” (as defined in Section 4001(a)(3) of ERISA).

(f)          There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of Mariposa Australia (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code and insurance conversion privileges under federal or state law.

(g)          No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by Mariposa Australia or any ERISA Affiliate that would subject Mariposa Australia or any ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

(h)          No Employee Benefit Plan is funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(i)          No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits Mariposa Australia from amending or terminating any such Employee Benefit Plan.

(j)          Section 2.22(j) of the Mariposa Australia Disclosure Letter discloses each: (i) agreement with any director, executive officer or other key employee of Mariposa Australia (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving Mariposa Australia of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from Mariposa Australia that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding Mariposa Australia, including, without limitation, any option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

2.23  Insurance.  Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Mariposa Australia or any of its Subsidiaries or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by Mariposa Australia or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that Mariposa Australia or any of its Subsidiaries or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and Mariposa Australia and its Subsidiaries and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since five years prior and remain in full force and effect. Mariposa Australia has no Knowledge of threatened termination of, or premium increase with respect to, any of such policies. Neither Mariposa Australia, any of its Subsidiaries nor any affiliate of Mariposa Australia has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.24  Compliance with Laws. Mariposa Australia and each of its Subsidiaries has materially complied and is in material compliance with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local, statute, Law or regulation with respect to the operations and all assets and properties of Mariposa Australia and each of its Subsidiaries (including, without limitation, all Leased Real Property).

2.25  Foreign Corrupt Practices Act. Neither Mariposa Australia nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) has not, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

2.26  Warranties; Indemnities. Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.26 of the Disclosure Schedule and warranties implied by law, neither Mariposa Australia nor any of its Subsidiaries has given any warranties or indemnities relating to products or technology sold or services rendered by Mariposa Australia or any of its Subsidiaries.

2.27  Complete Copies of Materials. Mariposa Australia has delivered true and complete copies of each document (or summaries of same) that has been requested by Mariposa Australia US or its counsel, including all Contracts and other documents listed on the Disclosure Schedule.

2.28  Representations Complete. None of the representations or warranties made by Mariposa Australia (as modified by the Disclosure Schedule) in this Agreement, and none of the statements made in any schedule or certificate furnished by Mariposa Australia pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

Article III

REPRESENTATIONS AND WARRANTIES OF MARIPOSA US

Mariposa US hereby represents and warrants to Mariposa Australia that on the date hereof and as of the Closing Date, as though made at the Closing Date, as follows:

3.1  Organization and Standing. Mariposa US is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Mariposa US has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on its financial condition or results of operations.

3.2  Authority. Mariposa US has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Mariposa US of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Mariposa US. This Agreement and any Related Agreements to which Mariposa US is a party has been duly executed and delivered by Mariposa US and constitutes the valid and binding obligations of Mariposa US, enforceable against Mariposa US in accordance with their terms.

3.3  No Conflict; Required Filings and Consents.

(a)          The execution and delivery by Mariposa US of this Agreement and each of the other Related Agreements to which such Person is a party do not, and the performance of this Agreement and each of the other Related Agreements to which such Person is a party by Mariposa US will not, (i) conflict with or violate the certificate of incorporation or bylaws of Mariposa US or (ii) conflict with or violate in any material respect any Law or Order in each case applicable to Mariposa US or by which its properties, rights or assets is bound or affected.

(b)          The execution and delivery by Mariposa US of this Agreement do not, and the performance by Mariposa US of this Agreement shall not, require Mariposa US to obtain the Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Person or Governmental Entity, such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under U.S. or foreign laws or regulations applicable to mergers or acquisitions involving foreign parties, if applicable, compliance with applicable requirements of the Securities Act and compliance with any applicable foreign or state securities or “blue sky” laws, such Approvals as have already been obtained and such Approvals as would not have a material adverse effect on the financial condition or results of operations of Mariposa US.

3.4  Mariposa US Common Stock. Mariposa US Common Stock has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable.

3.5  Mariposa US Financial Statements. Mariposa US has provided Mariposa Australia with its audited financial statements for the three months ended March 31, 2015. Such financial statements fairly present the consolidated financial position of Mariposa US and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of Mariposa US’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments).

3.6  Litigation. There is no proceeding pending against or, to the knowledge of Mariposa US, threatened against or affecting, Mariposa US or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition or results of operations of Mariposa US. Neither Mariposa US nor any of its Subsidiaries is subject to any order against Mariposa US or any of its Subsidiaries or naming Mariposa US or any of its Subsidiaries as a party that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair Mariposa US’s ability to consummate the transactions contemplated by this Agreement.

3.7  Brokers’ and Finders’ Fees.Other than the fees paid to Wellington Shields & Co., Main Street Capital Pty Ltd. and Expert Capital Investments, Mariposa US has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Mariposa Australia incur, directly or indirectly, any such liability based on arrangements made by or on behalf of Mariposa US.

Article IV

ADDITIONAL AGREEMENTS

4.1  Mariposa US Board of Directors. At the Closing Date, the board of directors of Mariposa US and any applicable committee thereof shall take all necessary or desirable actions within their control and in accordance with Mariposa US’s bylaws, to nominate and elect the persons identified by management of Mariposa Australia to fill vacancies on its Board of Directors.

4.2  Access to Information.  Mariposa Australia shall afford Mariposa US and its accountants, counsel and other representatives, reasonable access during the period from the date hereof through the Closing Date to (i) all of the properties (including for the performance of environmental tests or investigations as Mariposa US may desire), books, contracts, commitments and records of Mariposa Australia, including all Company Intellectual Property (including access to design processes and methodologies and all source code, provided that each individual reviewing source code will enter into a nondisclosure agreement with Mariposa Australia in a form reasonably acceptable to Mariposa Australia, and Mariposa US shall be liable for any breaches by any such Persons and, (ii) all other information concerning the business and personnel (subject to restrictions imposed by applicable law) of Mariposa Australia as Mariposa US may reasonably request. Mariposa Australia agrees to provide to Mariposa US and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. Mariposa US will provide Mariposa Australia with copies of such publicly available information about Mariposa US as Mariposa Australia may request. No information or knowledge obtained in any investigation pursuant to this Section 4.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition in accordance with the terms and provisions hereof.

4.3  Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 4.2 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall constitute “Confidential Information” and shall not be disclosed except as authorized by the party that has disclosed such Confidential Information.

4.4  Public Disclosure. Neither Mariposa US nor Mariposa Australia (nor any of their respective representatives) shall issue any statement or communication to any third party (other than their agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other.

4.5  Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Acquisition to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Mariposa US shall not be required to agree to (x) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Mariposa US, its subsidiaries or affiliates or of Mariposa Australia, (y) the imposition of any limitation on the ability of Mariposa US, its subsidiaries or affiliates or Mariposa Australia to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Mariposa US, the business of Mariposa Australia, (z) the imposition of any impediment on Mariposa US, its subsidiaries or affiliates or Mariposa Australia under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices; provided further, (aa) Mariposa Australia shall not be required to agree to the imposition of any limitation on the ability of Mariposa Australia to conduct its businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of its businesses (any such action described in (x), (y), (z) or (aa) an “Action of Divestiture”). Nothing herein shall require Mariposa US to litigate with any Governmental Entity.

4.6  Notification of Certain Matters. Mariposa US and Mariposa Australia shall give prompt notice to the other party to this Agreement of: (i) the occurrence or non-occurrence of any event, which occurrence or non-occurrence is likely to cause any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date, and (ii) any failure of the notifying party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.6 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by Mariposa Australia pursuant to this Section 4.6 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentation, breach of warranty or breach of covenant.

4.7  Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

4.8  Stockholder Approval.

(a)          As promptly as practicable after the date of this Agreement, Mariposa US and Mariposa Australia shall prepare and make such filings as are required under applicable blue sky laws relating to the transactions contemplated by this Agreement. Mariposa Australia shall assist Mariposa US as may be necessary to comply with the securities and blue sky laws relating to the transactions contemplated by this Agreement.

(b)          Any materials to be submitted to the Stockholders in connection with the solicitation of their approval of the Acquisition and this Agreement (the “Soliciting Materials”), shall be subject to reasonable review and approval by Mariposa US and shall include information regarding Mariposa Australia, the terms of the Acquisition and this Agreement, and the unanimous recommendation of the Board of Directors of Mariposa Australia in favor of the Acquisition and this Agreement, including each of the matters set forth in Section 4 hereof. Anything to the contrary contained herein notwithstanding, Mariposa Australia shall not include in the Soliciting Materials any information with respect to Mariposa US or its affiliates or associates, the form and content of which shall not have been consented to in writing by Mariposa US prior to such inclusion. Mariposa Australia and Mariposa US will promptly advise the other in writing if at any time prior to the Closing Mariposa Australia or Mariposa US, as the case may be, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable law; provided that Mariposa US shall only be required to provide notice of any such facts to the extent such facts relate to information furnished in writing by Mariposa US for the express purposes of including in such Soliciting Materials.

(c)          The Board of Directors of Mariposa Australia shall not alter, modify, change or revoke its unanimous approval of the Acquisition, this Agreement and the transactions contemplated hereby.

4.9  Governmental Entity Notification.s. To the extent applicable, as soon as may be reasonably practicable, Mariposa Australia and Mariposa US (and any applicable Stockholder of Mariposa Australia) shall make all filings, notices, petitions, statements, registrations and submissions of information, application or submission of other documents required by any Governmental Entity in connection with the transactions contemplated hereby, including any filings required under U.S. or foreign laws or regulations applicable to mergers or acquisitions involving foreign parties. Each of Mariposa US and Mariposa Australia shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 4.9 to comply in all material respects with applicable law.

(a)          Mariposa Australia and Mariposa US (and/or any applicable Stockholder of Mariposa Australia) each shall promptly (a) supply the others with any information which reasonably may be required in order to effectuate the filings contemplated by this Agreement and (b) supply any additional information which reasonably may be required by the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate. Except where prohibited by applicable law, Mariposa Australia shall consult with Mariposa US prior to taking a position with respect to any such filings, shall permit Mariposa US to review and discuss in advance, and consider in good faith the views of Mariposa US in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, other materials, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby, coordinate with Mariposa US in preparing and providing such information and promptly provide Mariposa US (and its counsel) copies of all filings, presentations and submissions (and a summary of oral presentations) made by Mariposa Australia with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. Mariposa US shall have principal control over the strategy for interacting with such Governmental Entities in connection with the matters contained in this Section 4.9.

(b)          Each of Mariposa US and Mariposa Australia shall notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all materials respect with, applicable law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Agreement, Mariposa US or Mariposa Australia, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

4.10  Consents Mariposa Australia shall use its best efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract, and give all necessary notices to such parties, as are required thereunder in connection with the Acquisition or for any such Contracts to remain in full force and effect, all of which are required to be listed in Section 2.5 of the Disclosure Schedule, so as to preserve all rights of, and benefits to, Mariposa Australia under such Contract from and after the Closing Date. Such consents, waivers, approvals and notices shall be in a form reasonably acceptable to Mariposa US. In the event that the other parties to any such Contract, including any lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver, approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, unless otherwise agreed to by Mariposa US and Mariposa Australia, Mariposa Australia shall be responsible for making all payments required to obtain such consent, waiver or approval, and Mariposa US shall be entitled to indemnification for all losses, costs, claims, liabilities and damages arising from the same.

4.11  Restrictions on Transfer. The shares of Mariposa US Common Stock to be issued to the Stockholders will be restricted securities under Rule 144 of the Securities Act and will be subject to applicable holding periods and restrictions on transfer thereunder.

4.12  Proprietary Information and Inventions Assignment Agreement. Mariposa Australia shall cause each current employee of Mariposa Australia to have entered into and executed, and each person who becomes an employee of Mariposa Australia after the date hereof and prior to the Closing shall be required by Mariposa Australia to enter into and execute, an Employee Confidentiality, Non-Compete and Proprietary Information Agreement with Mariposa Australia effective as of such employee’s first date of employment or service. Mariposa Australia shall cause each current consultant or contractor of Mariposa Australia to have entered into and executed, and each person who becomes a consultant or contractor of Mariposa Australia after the date hereof and prior to the Closing shall be required by Mariposa Australia to enter into and execute, a Consultant Proprietary Information Agreement with Mariposa Australia effective as of such consultant or contractor’s first date of service.

4.13  New Employment Benefits. As of the Closing, all current employees of Mariposa Australia shall continue as employees of Mariposa Australia. Continuing Employees shall be eligible to receive employee benefits under new employee benefit plans as Mariposa US may negotiate for both its employees and the Continuing Employees after the Closing Date.

4.14  Employment Agreements. Prior to or concurrent with the Closing, Mariposa Australia shall cause the Key Employees to execute and deliver to Mariposa US Employment Agreements mutually satisfactory to the Key Employees and Mariposa US.

4.15  Resignation of Officers and Directors. Following the Acquisition Mariposa US shall cause each of its officers and directors to execute a resignation letter effective as of the Closing Date.

Article V

CONDITIONS TO THE ACQUISITION

5.1  Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of Mariposa Australia and Mariposa US to effect the Acquisition shall be subject to the satisfaction, at or prior to the Closing Date, any of which may be waived, in writing, by Mariposa Australia and Mariposa US of the following conditions:

(a)          No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting or preventing consummation of the Acquisition.

(b)          Regulatory Approvals. If applicable, all approvals required to be obtained under U.S. or foreign laws or regulations applicable to mergers or acquisitions involving foreign parties prior to the Acquisition in connection with the transactions contemplated hereby have been obtained.

5.2  Conditions to the Obligations of Mariposa US. The obligations of Mariposa US to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Mariposa US:

(a)          Representations, Warranties and Covenants. (i) The representations and warranties of Mariposa Australia in this Agreement shall have been true and correct on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “material adverse effect” or “Knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Mariposa Australia as of a specified date, which shall be true and correct as of such date), and (ii) Mariposa Australia shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b)          No Material Adverse Effect. Since March 31, 2015, there shall not have occurred any event or condition of any character that has had or is reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a material adverse effect on the financial condition or results of operations of Mariposa Australia.

(c)          Stockholder Approval. Stockholders constituting the Requisite Stockholder Vote, and holding not less than 75% of the issued and outstanding shares of Capital Stock of Mariposa Australia, shall have approved this Agreement, the Acquisition, and the transactions contemplated hereby and thereby.

(d)          Unanimous Board Approval. The Board of Directors of Mariposa Australia shall have unanimously approved this Agreement, the Acquisition and the transactions contemplated hereby and thereby, which unanimous approval shall not have been altered, modified, changed or revoked.

(e)          Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, (i) against Mariposa US or Mariposa Australia, their respective properties or any of their respective officers, directors or subsidiaries arising out of, or in any way connected with, the Acquisition or the other transactions contemplated by the terms of this Agreement or otherwise seeking any of the results set forth in Section 5.1(a) hereof or (ii) against Mariposa Australia, its properties or any of its officers, directors or subsidiaries that has had or is reasonably likely to have a material adverse effect on the financial condition or results of operations of Mariposa Australia.

(f)          Governmental Approval. All material approvals from any Governmental Entity deemed appropriate or necessary by Mariposa US shall have been timely obtained, and all filings under applicable blue sky laws relating to the transactions contemplated by this Agreement shall have been made.

(g)          Proprietary Information and Inventions Assignment Agreement. Mariposa Australia shall have provided evidence satisfactory to Mariposa US that as of the Closing each current and, subject to the limitations set forth in this Agreement, former employee, consultant and contractor of Mariposa Australia has entered into and executed an Employee Confidentiality, Non-Compete and Proprietary Information Agreement or Consultant Proprietary Information Agreement, as applicable.

(h)          Release of Liens. Mariposa US shall have received from Mariposa Australia a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Mariposa US, that are necessary or appropriate to evidence the release of all Liens identified on Schedule 2.13(a).

(i)          Certificate of Mariposa Australia. Mariposa US shall have received certificates from Mariposa Australia, validly executed by the President and Chief Financial Officer of Mariposa Australia for and on Mariposa Australia’s behalf, to the effect that, as of the Closing:

(i)          the representations and warranties of Mariposa Australia in this Agreement were true and correct on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality,” “material adverse effect” or “Knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Mariposa Australia as of a specified date, which were true and correct as of such date);

(ii)         Mariposa Australia has performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such party as of the Closing;

(iii)        the condition to the obligations of Mariposa US and Subsidiary set forth in Section 5.2(b) has been satisfied (unless otherwise waived in accordance with the terms hereof);

(j)          Certificate of Secretary of Company. Mariposa US shall have received a certificate, validly executed by the Secretary of Mariposa Australia, certifying as to (i) the terms and effectiveness of the Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of Mariposa Australia (whereby the Acquisition and the transactions contemplated hereunder and the additional matters identified in Section 5.2 were unanimously approved by the Board of Directors) and (iii) that the Stockholders constituting the Requisite Stockholder Vote have adopted and approved the Acquisition, this Agreement and the consummation of the transactions contemplated hereby.

(k)          Certificate of Good Standing. Mariposa US shall have received a certificate of good standing for Mariposa Australia from the applicable Australian Governmental Entity which is dated within two (2) Business Days prior to Closing.

(l)          Certificate of Status of Foreign Corporation. Mariposa US shall have received a Certificate of Status of Foreign Corporation of Mariposa Australia from the applicable Governmental Entity in each jurisdiction listed in Schedule 5.2(l), all of which are dated within three (3) Business Days prior to the Closing.

5.3  Conditions to Obligations of Mariposa Australia. The obligations of Mariposa Australia to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Mariposa Australia:

(a)          Representations, Warranties and Covenants. (i) The representations and warranties of Mariposa US in this Agreement shall have been true and correct when made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality,” “material adverse effect” or “Knowledge” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Mariposa US as of a specified date, which shall be true and correct as of such date), and (ii) Mariposa US shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(b)          Mariposa Australia shall have received a certificate from Mariposa US executed by its President or Chief Executive Officer for and on its behalf to the effect that, as of the Closing:

(i)          all representations and warranties made by Mariposa US in this Agreement were true and correct on the date they were made and are true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Mariposa US as of a specified date, which were true and correct as of such date);

(ii)         Mariposa US has performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed or complied with by such parties as of the Closing; and

(iii)        the condition to the obligations of Mariposa Australia set forth in Section 5.3(c) has been satisfied (unless otherwise waived in accordance with the terms hereof).

(c)          No Material Adverse Effect. Since March 31, 2015 there shall not have occurred any event or condition of any character that has had or is reasonably likely to have, either individually or in the aggregate with all such other events or conditions, a material adverse effect on the financial condition and results of operations of Mariposa US.

(d)          Board Approval. The Board of Directors of Mariposa US shall have approved this Agreement, the Acquisition and the transactions contemplated hereby and thereby, which approval shall not have been altered, modified, changed or revoked.

Article VI

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

6.1  Survival of Representations and Warranties. The representations and warranties of Mariposa Australia contained in this Agreement or in any certificate or other instruments delivered pursuant to this Agreement, shall survive until the twelve (12) month anniversary of the Closing Date (such date, the “Survival Date”); provided that the representations and warranties in Section 2.2 hereof (under the heading “Company Capital Structure”) and Section 2.4 hereof (under the heading “Authority”) shall survive indefinitely and the representations and warranties in Section 2.11 hereof (under the heading “Tax Matters”) shall survive until the expiration of the applicable statute of limitations (collectively with the representations and warranties in Section 2.2 and Section 2.4, the “Specified Representations”); provided, further, that in the event of fraud, gross negligence or willful misconduct such representation or warranty shall survive indefinitely with respect to the Person or Persons committing such fraud, gross negligence or willful misconduct. The representations and warranties of Mariposa US contained in this Agreement or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing; provided, further, that in the event of fraud, gross negligence or willful misconduct such representation or warranty shall survive indefinitely with respect to the Person or Persons committing such fraud, gross negligence or willful misconduct.

6.2  Indemnification. The Stockholders agree to severally and not jointly indemnify and hold harmless Mariposa US and its officers, directors, affiliates, employees, agents and representatives, including the Surviving Entity (the “Indemnified Parties”), against all claims, losses, liabilities, damages, deficiencies, costs, interest, awards, judgments, penalties and expenses, including attorneys’ and consultants’ fees and expenses and including any such expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Entity), directly or indirectly, as a result of the following:

(i)          any breach or inaccuracy of a representation or warranty of Mariposa Australia contained in this Agreement or any certificates or other instruments delivered by or on behalf of Mariposa Australia pursuant to this Agreement (provided that, in the event of any such breach or inaccuracy, solely for purposes of determining the amount of any Loss no effect will be given to any qualification as to “materiality,” a “material adverse effect” or “Knowledge” contained therein),

(ii)         any failure by Mariposa Australia to perform or comply with any covenant applicable to any of them contained in this Agreement or any certificates or other instruments delivered pursuant to this Agreement,

(iii)        any fraud, gross negligence or willful misconduct resulting in a breach or inaccuracy of any representation, warranty or covenant contained in this Agreement or any certificates or other instruments delivered pursuant to this Agreement on the part of Mariposa Australia,

(iv)        any Dissenting Share Payments, and

(v)         any payment or consideration arising under any consents, waivers or approvals of any party under any agreement as are required in connection with the Acquisition or for any such agreement to remain in full force or effect following the Closing Date.

The Stockholders (including any officer or director of Mariposa Australia) shall not have any right of contribution, indemnification or right of advancement from the Surviving Entity or Mariposa US with respect to any Loss claimed by an Indemnified Party; provided, however, that any rights to which a director or officer is otherwise entitled pursuant to the indemnification agreements disclosed on Schedule 6.2(b) or any applicable insurance policy or Australian Law shall not be affected by this Article VI.

6.3  Maximum Payments; Remedy.

(a)          Except as set forth in Section 6.3(b) hereof, the maximum amount an Indemnified Party may recover from a Stockholder individually pursuant to the indemnity set forth in Section 6.2 hereof for Losses shall be $100,000.

(b)          Notwithstanding anything to the contrary set forth in this Agreement, in the event of Losses arising out of (i) the Specified Representations, or (ii) any fraud, gross negligence or willful misconduct by any Person (other than Mariposa US and its affiliates), gross negligence or willful misconduct resulting in a breach or inaccuracy of any representation, warranty or covenant contained in this Agreement, or any certificates or other instruments delivered pursuant to this Agreement, each Stockholder shall be liable for all such Losses, but in the case of (i) only up to the full amount of the Acquisition Consideration received by such Stockholder, provided further that nothing in this Agreement shall limit the liability of any Person (including any Stockholder) for any such Losses if such Person perpetrated such fraud, gross negligence or willful misconduct.

(c)          Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article VI notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing, except where Mariposa US has waived a condition to Closing.

(d)          Notwithstanding anything to the contrary herein, nothing shall prohibit Mariposa US from seeking and obtaining recourse against the Stockholders, or any of them, in the event that Mariposa US issues more than the Acquisition Consideration to which the Stockholders, or any of them, are entitled pursuant to Article I of this Agreement.

Article VII

TERMINATION, AMENDMENT AND WAIVER

7.1  Termination.  Subject to Section 7.2 hereof, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

(a)          by mutual agreement of Mariposa Australia and Mariposa US;

(b)          by Mariposa US if the Stockholder Written Consents for each Stockholder shall have not been obtained by Mariposa Australia and delivered to Mariposa US within 24 hours after the execution and delivery of this Agreement by Mariposa Australia;

(c)          by Mariposa US or Mariposa Australia if the Closing Date shall not have occurred by June 22, 2015; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Acquisition to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(d)          by Mariposa US if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Acquisition illegal;

(e)          by Mariposa US if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity, which would constitute an Action of Divestiture;

(f)          by Mariposa US if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Mariposa Australia contained in this Agreement such that the conditions set forth in Section 5.2(a) or Section 5.2(b) hereof would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to Mariposa Australia; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(g)          by Mariposa Australia if Mariposa Australia is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Mariposa US contained in this Agreement such that the conditions set forth in Section 5.3(a) or Section 5.3(c) hereof would not be satisfied and such breach has not been cured within twenty (20) calendar days after written notice thereof to Mariposa US; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

7.2  Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Mariposa US, Mariposa Australia, or its respective officers, directors or Stockholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that the provisions of Sections  4.3 and 4.4 hereof, Article VIII hereof and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VII. For purposes of clarity, nothing in Article VI shall limit the liability of Mariposa Australia for any breach of any representation, warranty or covenant contained in this Agreement or in any certificates or other instruments delivered pursuant to this Agreement in the event of termination of this Agreement.

7.3  Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

7.4  Extension; Waiver. At any time prior to the Closing, Mariposa US, on the one hand, and Mariposa Australia, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Article VIII

GENERAL PROVISIONS

8.1  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via electronic mail (with acknowledgment of receipt) to the parties at the following addresses; provided, however, that notices sent by mail will not be deemed given until received:

(a)          if to Mariposa US to:

Mariposa Health, Inc.

6803, The Center

99 Queens Road, Central

Hong Kong

Attn: Curtis Riley, President

email: curtdallas@gmail.com

with a copy to:

Akerman LLP

750 Ninth Street, N.W., Suite 750

Washington, D.C. 20001

Attn: Ernest M. Stern, Esq.

email: ernest.stern@akerman.com

(b)          if to Mariposa Australia, to:

Mariposa Health Limited

Unit 6, 61 Avalon Parade

Avalon Beach NSW, 2107 Australia,

Attn: Dr. Phillip Comans

Managing Director and Executive Chairman

Email: pcomans@mariposahealth.com.au

with a copy to:

M+K Lawyers

Level 21

20 Bond Street

Sydney NSW 2000

Attn: Gavin Robertson, Principal

email: gavin.robertson@mk.com.au

The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.2  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.3  Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Nondisclosure Agreement and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise, except that Mariposa US may, upon two (2) Business Days’ prior written notice to Mariposa Australia assign its rights and delegate its obligations hereunder to a wholly-owned subsidiary as long as Mariposa US remains primarily liable for all of Mariposa US’s obligations hereunder.

8.4  Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.5  Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. Other than as set forth above, the indemnification provisions of Article VI, including Section 6.3, are the sole and exclusive remedy of a party hereto or any other person entitled to indemnification hereunder with respect to any claim made under this Agreement.

8.6  No Third Party Beneficiaries. This Agreement, the Exhibits and Schedules hereto, the Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other person any rights or remedies hereunder, nor create any right, claim or remedy of any nature whatsoever, including, but not limited to, any rights of employment for any specified period and/or any employee benefits in favor of any Person, union, association, Continuing Employee, Key Employee, Employer, other employee or former employee, contractor or other entity, other than the parties hereto and their respective successors and permitted assigns.

8.7  Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.8  Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.9  Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, Mariposa US and Mariposa Australia have caused this Agreement to be signed, all as of the date first written above.

MARIPOSA HEALTH, INC.

By:
Name: Curtis Riley
Title: President

MARIPOSA HEALTH LIMITED

By:
Name: Dr. Phillip Comans
Title: Managing Director and Executive Chairman

[Signature Page to Share Purchase Agreement]

Confidential

Schedule A

STOCKHOLDERS OF MARIPOSA AUSTRALIA

Name / Address	% Equity

.	0%

.	0%

Confidential

Schedule 2.13

LIENS

None

Confidential

Schedule 5.2(p)

FOREIGN QUALIFICATIONS

None.